UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) December 21, 2010

CommunitySouth Financial Corporation

(Exact name of registrant as specified in its charter)

South Carolina

(State or other jurisdiction of incorporation)

000-51896	20-0934786
(Commission File Number)	(IRS Employer Identification No.)

6602 Calhoun Memorial Parkway, Easley, South Carolina	29640
(Address of principal executive offices)	(Zip Code)

(864) 306-2540

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01               Other Events.

The Board of Directors of CommunitySouth Financial Corporation (the “Company”) determined that the Company will be unable to make to the holders of its subordinated promissory notes (the “Notes”) the quarterly interest payment on the Notes due on January 1, 2011 due to a lack of available cash at the holding company.  As previously disclosed, due to limited operations at the holding company level, the Company relies on its bank subsidiary, CommunitySouth Bank and Trust (the “Bank”), to provide funding to the Company to meet its obligations, including the interest payments on the Notes.  Various legal limitations currently restrict the Bank from lending or otherwise supplying funds to the Company to meet its obligations, including making interest payments, and as a result the Company does not have sufficient funds to make the quarterly interest payment on the Notes due on January 1, 2011.

As previously disclosed, during the third quarter of 2008, the Company sold Notes in the aggregate principal amount of $4.325 million to certain accredited investors, including directors and executive officers of the Company. The Notes bear interest at a rate of 11.5%, are callable after September 30, 2011, at a premium, and mature in 2018. The Notes were structured to fully count as Tier 2 regulatory capital on a consolidated basis.  The Company deferred the July 1, 2010 and October 1, 2010 quarterly interest payments on Notes held by members of the Company’s Board of Directors, and the Company made the October 1, 2010 quarterly interest payment on Notes held by non-directors based on a reduced interest rate of 6.0%. The Company will be unable to make interest payments to any holders for the January 1, 2011 interest payment.

The foregoing summary description of the Notes is qualified in its entirety by reference to the full text of the Subordinated Note Purchase Agreement by and among the Company and certain purchasers (the “Purchase Agreement”) and the form of Note, copies of which are filed as Exhibits 10.1 and 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on August 28, 2008, which are incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMUNITYSOUTH FINANCIAL CORPORATION

Dated: December 22, 2010	By:	/s/ John W. Hobbs
John W. Hobbs
Chief Financial Officer